EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Long Term Care Operations 360, Inc., on Form S-1/A Amendment #3, filed on September 1, 2023, of our Report of Independent Registered Public Accounting Firm, dated September 1, 2023, on the balance sheet of Long Term Care Operations 360, Inc. as of October 31, 2022 and 2021, and the related statements of operations and changes in stockholders equity and cash flows for the years then ended and the related notes, which appear in the Form S-1/A Amendment #3.

We also consent to the references to us under the headings “Experts” in such amended Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah (a dba of Heaton & Company, PLLC) Farmington, UT September 1, 2023